UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*


                           Wendy's International, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.10 stated value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    950590109
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 10, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Fund Management, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3454182
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             8,553,800
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        8,553,800
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        8,553,800
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     9.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Fund Management GP, LLC
     SS. or I.R.S. Identification No. of Above Person:  20-3454087
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             8,553,800
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        8,553,800
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        8,553,800
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     9.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners GP, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3453775
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             4,220,004
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        4,220,004
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        4,220,004
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                    4.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners General Partner, LLC
     SS. or I.R.S. Identification No. of Above Person:  20-3453595
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             4,220,004
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        4,220,004
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        4,220,004
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3453988
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power               952,519
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power          952,519
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                          952,519
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.1%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Master Fund, L.P.
     SS. or I.R.S. Identification No. of Above Person:  98-0468601
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             3,261,527
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        3,261,527
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        3,261,527
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     3.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Master Fund (Non-ERISA), L.P.
     SS. or I.R.S. Identification No. of Above Person:  98-0471467
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                 5,958
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power            5,958
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                            5,958
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund I, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3694154
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power               135,712
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power          135,712
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                          135,712
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.2%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund I General Partner, LLC
     SS. or I.R.S. Identification No. of Above Person:  20-3694293
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power               135,712
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power          135,712
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                          135,712
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.2%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund II, L.P.
     SS. or I.R.S. Identification No. of Above Person:  87-0763105
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                30,751
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           30,751
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           30,751
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                       PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund II, GP, L.P.
     SS. or I.R.S. Identification No. of Above Person:  87-0763102
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                30,751
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           30,751
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           30,751
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund II General Partner, LLC
     SS. or I.R.S. Identification No. of Above Person:  87-0763099
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                 30,751
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power            30,751
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                            30,751
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Triarc Companies, Inc.
     SS. or I.R.S. Identification No. of Above Person:  38-0471180
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                     0
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power                0
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                                0
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                       0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                       CO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Nelson Peltz
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                           USA
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             8,553,800
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        8,553,800
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        8,553,800
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     9.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Peter W. May
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                           USA
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             8,553,800
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        8,553,800
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        8,553,800
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     9.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Edward P. Garden
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         OO
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                            USA
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             8,553,800
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        8,553,800
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        8,553,800
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     9.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                       IN

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Castlerigg Master Investments Ltd.
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                        British Virgin Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             3,916,013
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        3,916,013
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        3,916,013
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.5%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Sandell Asset Management Corp.
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                            [ X ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             3,916,013
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        3,916,013
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        3,916,013
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.5%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Castlerigg International Limited
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                       British Virgin Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             3,916,013
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        3,916,013
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        3,916,013
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.5%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Castlerigg International Holdings Limited
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                     British Virgin Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             3,916,013
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        3,916,013
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        3,916,013
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.5%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 950590109
(1)  NAMES OF REPORTING PERSONS

     Thomas E. Sandell
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [ X ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Sweden
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             3,916,013
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        3,916,013
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        3,916,013
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.5%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

                             INTRODUCTORY STATEMENT

This Amendment No. 10 (this "Amendment") relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund GP"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management" or "Trian"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP", and together with the foregoing, the "Trian Entities"), Triarc Companies, Inc., a Delaware corporation ("Triarc"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities, Triarc and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd. ("CMI"), Sandell Asset Management Corp. ("SAMC"), Castlerigg International Limited ("CIL"), Castlerigg International Holdings Limited ("CIHL") and Thomas E. Sandell ("Sandell", and collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons" and, together with the Trian Filing Persons, the "Filing Persons"), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on April 28, 2006, Amendment No. 4 to
Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on May 31, 2006, Amendment No. 5 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on December 4, 2006, Amendment No. 6 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 3, 2007, Amendment No. 7 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 30, 2007, Amendment No. 8 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on August 28, 2007, and Amendment No. 9 to
Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on September 17, 2007, the "Schedule 13D"), relating to the Common Shares, $.10 stated value (the "Shares"), of Wendy's International, Inc., an Ohio corporation (the "Issuer" or "Wendy's"). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Item 2 of the Schedule 13D is hereby amended and supplemented as follows:

Item 2.  Identity and Background.

     Except as set forth below, during the past five years, none of the Filing Persons, nor any director, executive officer, general partner or controlling person of any of the Filing Persons, has: (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting, or mandating activities subject to, federal or state securities laws or a finding of any violation with respect to such laws.

     In October 2007, SAMC, Sandell, and certain of SAMC's employees settled an enforcement matter with the Securities and Exchange Commission ("SEC") with respect to certain trades of CMI in shares of Hibernia Corporation in 2005. Without admitting or denying the SEC allegations contained in the SEC order, (i) SAMC agreed to accept relief based on charges under Section 10(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 17(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and paid a civil fine of $650,000, (ii) Sandell agreed to accept relief based on charges of aiding and abetting under Section 10(a) and Rule 10a-1 of the Exchange Act (collectively, the "Short Sale Rule") and charges under Section 203 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and paid a civil fine of $100,000, and (iii) certain employees of SAMC agreed to accept relief based on SEC charges of aiding and abetting under the Short Sale Rule and paid smaller civil fines. SAMC was also ordered to disgorge the sum of $7,500,000 intended to approximate losses avoided by CMI. Further, each of SAMC, Sandell and certain employees of SAMC were censured under the Advisers Act, and SAMC was enjoined from committing any future violations of Section 17(a)(2) of the Securities Act.

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                 TRIAN PARTNERS GP, L.P.

                                 By:  Trian Partners General Partner, LLC,
                                      its general partner

                                 By:  /s/PETER W. MAY
                                     -----------------------------------
                                    Name: Peter W. May
                                    Title: Member


                                 TRIAN PARTNERS GENERAL PARTNER, LLC

                                 By: /s/PETER W. MAY
                                     ----------------------------------
                                     Name: Peter W. May
                                     Title: Member


                              TRIAN PARTNERS, L.P.

                              By: Trian Partners GP, L.P., its general partner

                              By: Trian Partners General Partner, LLC,
                                  its general partner

                              By: /s/PETER W. MAY
                                  ----------------------------------
                                  Name: Peter W. May
                                  Title: Member


                              TRIAN PARTNERS MASTER FUND, L.P.

                              By: Trian Partners GP, L.P., its general partner

                              By: Trian Partners General Partner, LLC,
                                  its general partner

                              By: /s/PETER W. MAY
                                  ----------------------------------
                                  Name: Peter W. May
                                  Title: Member

                              TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                              By: Trian Partners GP, L.P., its general partner

                              By: Trian Partners General Partner, LLC,
                                  its general partner

                              By: /s/EDWARD P. GARDEN
                                    -----------------------------------
                                    Name: Edward P. Garden
                                    Title: Member


                                 TRIAN PARTNERS PARALLEL FUND I, L.P.

                                 By: Trian Partners Parallel Fund I
                                     General Partner LLC, its general partner

                                 By: /s/EDWARD P. GARDEN
                                     ---------------------------------
                                     Name: Edward P. Garden
                                     Title: Member


                            TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC

                            By: /s/EDWARD P. GARDEN
                                ---------------------------------
                                Name: Edward P. Garden
                                Title: Member


                       TRIAN PARTNERS PARALLEL FUND II, L.P.

                       By: Trian Partners Parallel Fund II GP, L.P.,
                                its general partner

                       By: Trian Partners Parallel Fund II General Partner, LLC,
                           its general partner

                       By: /s/EDWARD P. GARDEN
                           ---------------------------------
                           Name: Edward P. Garden
                           Title: Member

                       TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                       By: Trian Partners Parallel Fund II General Partner, LLC,
                           its general partner

                       By: /s/PETER W. MAY
                           ----------------------------------
                           Name: Peter W. May
                           Title: Member


                       TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC

                       By: /s/PETER W. MAY
                           ----------------------------------
                           Name: Peter W. May
                           Title: Member


                       TRIAN FUND MANAGEMENT, L.P.

                       By: Trian Fund Management GP, LLC, its general partner

                       By: /s/PETER W. MAY
                           ----------------------------------
                           Name: Peter W. May
                           Title: Member


                        Trian Fund Management GP, LLC

                        By: /s/PETER W. MAY
                            ----------------------------------
                            Name: Peter W. May
                            Title: Member


                            /s/NELSON PELTZ
                            ----------------------------------
                            NELSON PELTZ


                            /s/PETER W. MAY
                            ----------------------------------
                            PETER W. MAY


                            /s/EDWARD P. GARDEN
                            ----------------------------------
                            EDWARD P. GARDEN

                           CASTLERIGG MASTER INVESTMENTS LTD.

                           BY: SANDELL ASSET MANAGEMENT CORP.,
                               its investment manager


                           By: /s/THOMAS E. SANDELL
                               --------------------------------
                               Name:  Thomas E. Sandell
                               Title:  Chief Executive Officer


                           SANDELL ASSET MANAGEMENT CORP.

                           By: /s/THOMAS E. SANDELL
                               -------------------------------
                               Name:  Thomas E. Sandell
                               Title:  Chief Executive Officer


                           CASTLERIGG INTERNATIONAL LIMITED

                           BY: SANDELL ASSET MANAGEMENT CORP.,
                               its investment manager

                           By: /s/THOMAS E. SANDELL
                               ----------------------------
                               Name:  Thomas E. Sandell
                               Title:  Chief Executive Officer


                           CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                           BY: SANDELL ASSET MANAGEMENT CORP.,
                               its investment manager

                           By: /s/THOMAS E. SANDELL
                               ----------------------------
                               Name:  Thomas E. Sandell
                               Title:  Chief Executive Officer


                               /s/THOMAS E. SANDELL
                               -----------------------------
                               THOMAS E. SANDELL

                              TRIARC COMPANIES, INC.


                              By: /s/FRANCIS T. MCCARRON
                                  ---------------------------
                                  Name: Francis T. McCarron
                                  Title: Executive Vice President


Dated: October 12, 2007